Black Hills Corp. Announces Two New Appointments to Board of Directors

RAPID CITY, S.D. - Nov. 1, 2019 - Black Hills Corp. (NYSE: BKH) today announced the appointment of Tony A. Jensen and Kathleen S. McAllister to its board of directors, effective Nov. 1, 2019. In anticipation of previously announced future board retirements, the board also temporarily increased the size of the board from 10 to 12 directors.

“We are pleased to welcome Tony and Kathleen as new independent directors to the Black Hills board,” said David R. Emery, executive chairman of Black Hills Corporation. “They will add significant value to the board, contributing extensive leadership experience, knowledge and skills gained as senior leaders and board members of publicly traded companies.”

Jensen has served as president and CEO of Royal Gold, Inc. since 2006 and a director since 2004, and was previously president and chief operating officer. He started his career and spent more than 18 years with Placer Dome, Inc., where he held various roles in engineering and operations management, including managing their largest gold operating property. He has more than 35 years of experience in the mining and mining finance industries where he held progressively more responsible roles in engineering, finance, strategic growth and operations with a focus on efficiency, safety and environmental excellence. Jensen received a Bachelor of Science degree in mining engineering from South Dakota School of Mines and Technology and a Certificate of Finance from Golden Gate University.

McAllister served as the President and CEO of Transocean Partners, LLC until 2016, when she directed her energies to board work. She currently serves on boards of two companies, and most recently joined the board of Maersk Drilling (The Drilling Company of 1972 A/S), where she serves as Audit and Risk Chair. McAllister has more than 28 years of experience with diverse leadership roles, including CFO, Treasurer and Vice President of Finance, in global, capital intensive companies in the energy value chain. She has meaningful sector knowledge and depth of experience in tax and capital markets. She started her career in public accounting before moving on to leadership roles in information technology, tax, treasury and finance functions. McAllister received a Bachelor of Science degree in accounting from University of Houston-Clear Lake.

“Tony and Kathleen are joining the company at an exciting time,” said Linden “Linn” R. Evans, president and CEO of Black Hills. “Their contributions will be welcome as we advance our Ready to Serve commitment and execute our growth strategy.”

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.27 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com

Investor Relations:
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Email	investorrelations@blackhillscorp.com

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